Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Xoom Corporation:

We consent to the use of our report dated February 27, 2015, with respect to the consolidated balance sheets of Xoom Corporation and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014, incorporated herein by reference.

/s/ KPMG LLP

San Francisco, California

February 27, 2015